Exh. 10-c

                         SUBSIDIARY PURCHASE AGREEMENT

     This AGREEMENT is made on March 13, 2006 by and among CENTRAL AMERICAN EQUITIES CORP., a Florida corporation ("CAE"), and RICHARD WM. TALLEY, MICHAEL CAGGIANO and P. JAMES VOLOSHIN (collectively, the "Shareholders").

                                  RECITALS

     On the date hereof, CAE has entered into an agreement with Ostar Pharmaceutical, Inc., a Delaware corporation ("Ostar") providing for the merger of Ostar Acquisition Corp., a wholly owned subsidiary of CAE with and into Ostar (the "Merger"). As a result of the Merger, the shareholders of Ostar will acquire a majority of the shares of capital stock of CAE.

     The Shareholders, who are current holders of common stock of CAE, wish to acquire from CAE the right to purchase all of the subsidiaries owned by CAE ("Subsidiaries," as further defined below) on the date hereof upon the terms and conditions set forth herein within the "Option Period" (as defined below). CAE is willing to grant such right to the Shareholders, and, in addition, CAE wishes to have the right to require the Shareholders to purchase the Subsidiaries within the Option Period.

     NOW, THEREFORE, it is hereby agreed, by and among the parties hereto, as follows:

     1. Subsidiaries. The "Subsidiaries" subject to this Agreement shall include the following entities, all of which are organized under the laws of the Republic of Costa Rica. CAE warrants that it owns all of the issued and outstanding capital stock of each of the Subsidiaries.

             Hotelera Cal Tico, S.A.
             Hotelero del Sol Marino FM, S.A.
             Sociedad Protectora De La Fuana y Flora Maritima De Mal Pais, S.A. Ecoprojecto San Luis, S.A.
             Confluencia San Luis, S.A.
             Corporacion Muxia, S.A.

     2. Shareholders' Option. CAE hereby grant to the Shareholders an irrevocable option (the "Shareholders' Option") to purchase all of the shares owned by CAE in each of the Subsidiaries ("Subsidiary Shares") at any time during the period commencing ninety (90) days after the closing of the Merger and ending one hundred and eighty (180) days from the date of such closing ("Option Period"). The Shareholders may exercise the Shareholders' Option at any time during the Option Period by giving notice of exercise, in writing, to CAE. The notice of exercise of the Shareholders' Option must be duly executed by all of the Shareholders in order to be effective. Upon receipt of such notice, CAE shall be bound to sell, and the Shareholders shall be bound to purchase, all of the Subsidiary Shares for the purchase price of $300,000 (the "Purchase Price") and upon the additional terms and conditions set forth in this Agreement.

     3. CAE's Option. The Shareholders hereby grant to CAE an irrevocable option to require the Shareholders to purchase the Subsidiary Shares (the
"CAE Option") at any time during the Option Period. CAE may exercise the CAE Option at any time during the Option Period by giving notice of exercise, in writing, to the Shareholders. Upon receipt of such notice, the Shareholders shall be bound to purchase, and CAE shall be bound to sell, all of the Subsidiary Shares for the Purchase Price and upon the additional terms and conditions set forth in this Agreement.

     4. Closing. The closing of the sale pursuant to exercise of the Shareholders' Option or the CAE Option (the "Closing") shall take place as soon as reasonably possible. Unless the Closing occurs at an earlier date or other place by agreement of the parties, the Closing will take place at the executive offices of CAE on the fourteenth day following the exercise of the Option. At the Closing:

     (a)     CAE shall deliver

             (a) stock certificates representing its entire ownership interest in each of the Subsidiaries, in each case duly endorsed for transfer or accompanied by a duly executed stock power,
             (b) the books and records of the Subsidiaries; and
             (c) the resignations of the officers and directors of the
                 Subsidiaries.

      (b)    The Shareholders shall deliver
             (i) the Purchase Price in cash;
            (ii) an instrument satisfactory in form and substance to CAE and its counsel providing for the assumption by the Shareholders, jointly and severally, of all liabilities of CAE that existed on the date of closing of the Merger or that arose thereafter in connection with or arising out of the operation and owner-ship of the Subsidiaries; and
           (iii) written releases of CAE from liability executed by each and every creditor of CAE as of the closing of the Merger and any creditor of CAE whose rights arose after the closing of the Merger by reason of CAE's operation or ownership of the Subsidiaries.

     5. CAE's' Representations. CAE represents and warrants to the Shareholders that, as of the date hereof, and at all times until the Option Period expires or the Closing takes place:

     (a) CAE is and shall remain the sole legal and beneficial owner of the Subsidiary Shares; and CAE has not and shall not have sold, assigned, pledged or otherwise transferred any interest in such Shares.

     (b) The Subsidiary Shares are validly issued, fully paid, and non-assessable, and are not and shall not be subject to pre-emptive rights, and have been issued in compliance with all state and federal securities laws and other applicable law.

     (c) The execution, delivery, and performance of this Agreement by CAE has been duly authorized by all necessary corporate action, and this Agreement, upon its execution by the parties, will constitute the valid and binding obligation of CAE enforceable against it in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by CAE will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, CAE's or any of the Subsidiary's Certificates of Incorporation, or any of their Bylaws, in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which CAE or any Subsidiary is a party or by which it or any of its properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to CAE or any Subsidiary.

     (d) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with CAE or any Subsidiary, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws.

     (e) Upon due endorsement and delivery of the stock certificates for the Subsidiary Shares at the Closing, title to the Subsidiary Shares, including all of CAE's right, title and interest therein, shall vest in the Shareholders, free and clear of all liens, claims, charges or encumbrances of any kind.

     6.  CAE's Additional Covenants.   CAE agrees that it shall abide by the
following covenants at all times from the date hereof up to and including the earlier of the expiration of the Option Period or the Closing: it will not:

     (a) It will not take any action or omit to take any action that would prevent or impair in any way its ability to perform this Agreement or which would cause any of the representations and warranties set forth in Section 5 hereof to be incomplete or inaccurate.

     (b)     amend the Certificate of Incorporation or Bylaws or any Subsidiary;

     (c) cause any Subsidiary to merge or consolidate with any other entity or acquire or agree to acquire any other entity;

     (d) sell, transfer, or otherwise dispose of any material assets required for the operations of any Subsidiary's business except in the ordinary course of business consistent with past practices;

     (e) cause any Subsidiary to create, incur, assume, or guarantee any material indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, lien or other encumbrance on any of the Subsidary's material assets, except those in existence on the date hereof or those granted pursuant to agreements in effect on the date of this Agreement or created for the benefit of the Shareholders; or

     (f) cause any Subsidiary to issue any additional shares of capital stock or take any action affecting the capitalization of the Subsidiary.

     7.  Management.  From and after the date of closing of the Merger:

     (a) CAE will elect to serve as the directors of the Subsidiaries individuals who are also directors of CAE, and they will elect to serve as officers of the Subsidiaries individuals who are also officers of CAE. The directors will also appoint Michael Caggiano to serve as Project Manager for each of the Subsidiaries.

     (b) If requested, CAE will make available for inspection by the Shareholders, during normal business hours and in a manner so as not to interfere with normal business operations, all of the Subsidiaries' records (including tax records), books of account, premises, contracts and all other documents in CAE's possession or control that are reasonably requested by the Shareholders.

     8. Shareholders' Covenants. From and after the date hereof, the Shareholders will:

     (a) not take any action or omit to take any action that would prevent or impair in any way their ability to perform this Agreement; and

     (b) treat and hold as confidential any information they receive from CAE or any Subsidiary.

     9. Conditions. The obligations of the parties as provided herein shall be subject to each of the following conditions precedent, unless waived in writing by both CAE and the Shareholders:

     (a)     The Merger shall have taken place.

     (b) No action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the Closing.

     10.   Miscellaneous.

     (a) This Agreement shall be binding upon and inure to the benefit of parties hereto and their respective heirs, legal representatives, successors and assigns.

     (b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     (c) All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

             (i) If sent by reputable overnight air courier (such as Federal
                 Express), 2 business days after being sent;

            (ii) If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) above, when transmitted and receipt is confirmed by the fax machine; or

           (iii) If otherwise actually personally delivered, when delivered.

             All notices and other communications under this Agreement shall be sent or delivered as follows:

             If to CAE to:

		Huakang Zhou
		c/o American Union Securities, Inc.
		100 Wall Street - 15th Floor
		New York, NY 10005
                Telephone:  212-232-0120
		Facsimile:  212-785-5867

		If to the Shareholders, to:

		Michael Caggiano
                Interlink 964
                7801 N.W. 37th Street
		Miami, FL 33166
		Telephone:  011-506-282-4160
                Facsimile:  011-506-282-4162

		Richard Wm. Talley
		2747 Paradise Road, Unit 906
		Las Vegas, NV 89109
		Telephone:  702-892-7793
		Facsimile:  n/a

		P. James Voloshin
		360 San Miguel Drive
		Suite 406
		Newport Beach, CA 92660
		Telephone:  949-759-0096
                Facsimile:  949-759-1196

		Each Party may change its address by written notice in accordance with this Section.

     (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement.

     (e) Nothing herein is intended to confer upon any person or entity not a party to this Agreement any rights or remedies under or by reason of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CENTRAL AMERICAN EQUITIES CORP.

By: /s/ Michael Caggiano
---------------------------------
Name: Michael Caggiano, President

/s/ Richard Wm. Talley
---------------------------------
RICHARD WM. TALLEY

/s/ Michael Caggiano
---------------------------------
MICHAEL CAGGIANO

/s/ P. James Voloshin
---------------------------------
P. JAMES VOLOSHIN